Exhibit 8.2
11th July 2007

Validus Holdings, Ltd. Clarendon House 2 Church Street Hamilton HM 11 Bermuda	DIRECT LINE: E-MAIL: OUR REF:	441 299 4965 graham.collis@conyersdillandpearman.com GBC/dhm/280423/203183/CorpDocs
Dear Sirs,
Validus Holdings, Ltd. (the “Company”)
We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-1 (Registration No. 333-139989) filed with the United States Securities and Exchange Commission (the “Commission”) on 16th January 2007 and thereafter amended (the “Registration Statement”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 15,660,963 voting common shares, par value US$0.175 each, of which 13,415,501 are being offered by the Company and 2,245,462 are being offered by certain selling shareholders named in the prospectus forming part of the Registration Statement.
For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 11th July 2007, minutes of a meeting of the board of directors of the Company held on 11th January 2007 and minutes of a meeting of the shareholders of the Company held on 1st March 2007 and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purpose of the filing of the Registration Statement and the offering of the Shares by the Company and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that the statements under the captions “Bermuda Taxation — Taxation of Validus and its Subsidiaries” and “Taxation of Shareholders” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Bermuda law, are accurate in all material respects and that such statements constitute our opinion.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Certain Tax Considerations” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully,
/s/ Conyers Dill & Pearman
CONYERS DILL & PEARMAN